Exhibit 99.1

FOR FURTHER INFORMATION CONTACT:

Michael A. Bender

SVP, Chief Financial Officer

(480) 315-6634

Investorrelations@spiritrealty.com

Press Release

Spirit Realty Capital Declares Post-Merger Cash Dividend for Third Quarter 2013

and

Provides 2014 Post-Merger AFFO Guidance

Post-Merger Cash Dividend Represents 4% Increase to Pre-Merger Cole II Dividend Rate and Maintains Pre-Merger Dividend Rate for Shareholders of Spirit Realty Capital

Scottsdale, AZ, September 5, 2013 – Spirit Realty Capital, Inc. (“Spirit Realty Capital”)(SRC), a real estate investment trust that invests in single-tenant, operationally essential real estate, announced today that its Board of Directors has declared a $0.001783 per share daily cash dividend for the period from July 17, 2013, the effective date of Spirit Realty Capital’s merger with Cole Credit Property Trust II, Inc. (“Cole II”), through September 30, 2013. This dividend equates to an annualized rate of $0.65625 per share. This dividend represents a 4% increase to the rate paid to shareholders of Cole II in the final dividend paid prior to the effective date of the merger and is consistent with the dividend rate paid to shareholders of Spirit Realty Capital (exchange ratio adjusted) prior to the Cole II merger.

The dividend will be paid on October 15, 2013 to shareholders of record as of the close of business on September 30, 2013.

Separately, Spirit Realty Capital also announced that it projects 2014 adjusted funds from operations (“AFFO”) per share for the post-merger company in the range of $0.77 to $0.82. This AFFO guidance equates to net earnings before any gains or losses from the sale of real estate, impairment charges and other items related to capital transactions of $0.09 to $0.14 per share plus $0.66 per share of expected real estate depreciation and amortization as well as approximately $0.02 per share related to non-cash items and real estate transaction costs.

Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital, stated: “We are pleased to declare an attractive dividend, which underscores the strength of our investment strategy, and to provide an outlook for our combined company’s expected strong performance next year. Our 2014 AFFO estimate provides 117% to 125% coverage of our current dividend rate. We remain committed to being an attractive investment that delivers sustainable and predictable returns for shareholders, and we are encouraged that investors are coming to recognize us as such.”

The guidance described above is based on current plans, assumptions and estimates and is subject to the risks and uncertainties more fully described in this press release and the reports filed with the Securities and Exchange Commission as described below. AFFO is a supplemental non-GAAP performance measure used by many companies in the real estate industry to measure the operating performance of real estate investment trusts as described below. AFFO should not be considered a substitute for net income determined in accordance with U.S. GAAP as a measure of financial performance. Reconciliations from U.S. GAAP net income available to common stockholders to AFFO are included in financial statements filed by Spirit Realty Capital with the Securities and Exchange Commission.

By providing 2014 AFFO estimates at this time, Spirit Realty Capital resumes its practice of providing guidance with respect to annual AFFO, following the temporary suspension of that guidance during the pendency and completion of the Cole II merger. The Cole II merger was completed on July 17, 2013 and today’s announcement provides an estimate of the company’s projected 2014 performance post-merger. While resuming this guidance off-cycle due to the extraordinary event of the Cole II merger, Spirit expects to provide annual AFFO guidance in connection with the release of third quarter earnings each year.

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About Spirit Realty Capital

Spirit Realty Capital was formed in 2003 to invest in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital completed its merger with Cole II on July 17, 2013. As a result, Spirit Realty Capital has an estimated enterprise value of $7.1 billion comprising a diverse portfolio of approximately 1,900 properties across 48 states. Spirit Realty Capital completed its initial public offering in September 2012 and trades under the symbol “SRC” on the New York Stock Exchange. The CUSIP number for shares of the post-merger Spirit Realty Capital common stock is 84860W102. There are approximately 370.6 million shares of Spirit Realty Capital common stock outstanding as of August 31, 2013. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

Forward-Looking and Cautionary Statements

Statements contained in this press release that are not strictly historical are forward-looking statements, which should be regarded solely as reflections of our current operating plans and estimates. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, continued ability to source new investments, risks associated with using debt to fund the company’s business activities, including refinancing and interest rate risks, changes in interest rates and/or credit spreads, changes in the real estate markets, risks related to the merger and our ability to integrate the portfolios, disruption from the merger making it more difficult to maintain business and operational relationships, unknown liabilities acquired in connection with the acquired properties, portfolios of properties, or interests in real-estate related entities, effects of liquidity for Cole II shareholders and Spirit shareholders previously holding unregistered shares, and other risk factors discussed in Cole II and Spirit Realty Capital’s respective Annual Reports on Form 10-K for the year ended

December 31, 2012 and other filings by Spirit Realty Capital with the SEC from time to time. All forward-looking statements in this press release are made as of today, based upon information known to management as of the date hereof, and Spirit Realty Capital assumes no obligations to update or revise any of its forward-looking statements that may be made to reflect events or circumstances after the date these statements were made, except as required by law.

Non-GAAP Financial Measures

Adjusted FFO (“AFFO”) is a non-GAAP financial measure of operating performance used by many companies in the real estate industry to measure the operating performance of real estate investment trusts. It adjusts FFO to eliminate the impact of non-recurring items that are not reflective of ongoing operations and certain non-cash items that reduce or increase net income in accordance with GAAP. Our computation of AFFO may differ from the methodology for calculating AFFO used by other equity REITs, and, therefore, may not be comparable to such other REITs.

AFFO should not be considered substitutes for net income determined in accordance with U.S. GAAP as a measure of financial performance. Reconciliations from U.S. GAAP net income available to common stockholders to AFFO are included in financial statements filed by Spirit Realty Capital with the Securities and Exchange Commission.